Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports First Quarter 2014 Results

U.S. thermal coal market strengthening in 2014

 Leer mine driving Appalachian cost-per-ton guidance reduction for 2014

Company proactively reducing 2014 metallurgical coal sales due to soft markets

Earnings Highlights

	Quarter Ended
In $ millions, except per share data	3/31/14	3/31/13
Revenues (1)	$736.0	$737.4
Loss from Operations (1)	(73.1)	(51.4)
Net Loss	(124.1)	(70.0)
Diluted LPS	(0.59)	(0.33)
Adjusted Net Loss (2)	(126.5)	(71.8)
Adjusted Diluted LPS (2)	(0.60)	(0.34)
Adjusted EBITDA (2)	$27.6	$83.6

(1) Excludes discontinued operations.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, April 22, 2014 — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $124.1 million, or $0.59 per diluted share, in the first quarter of 2014. After excluding non-cash accretion of acquired coal supply agreements, Arch’s first quarter 2014 adjusted net loss was $126.5 million, or $0.60 per diluted share, compared with an adjusted net loss of $71.8 million, or $0.34 per diluted share, in the prior-year quarter. Revenues totaled $736 million in the first quarter of 2014, and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) represented $27.6 million.

“As expected, our first quarter results reflect a challenging global metallurgical coal market and the impact of rail performance issues,” said John W. Eaves, Arch’s president and chief executive officer. “At Arch, we are taking proactive steps to manage our controllable costs and capital spending, reduce our cash outflows and preserve our liquidity. Moreover, we are reducing our expected metallurgical coal sales volume by approximately 1 million tons for 2014 in response to soft market conditions and concentrating our metallurgical production in our lowest-cost assets in Appalachia. Based on the smooth start-up of the Leer longwall mine in the first quarter of 2014, we also are lowering our full year cost-per-ton guidance in Appalachia.”

“At the same time, we are encouraged by the strengthening dynamics in the U.S. thermal market,” added Eaves. “Positive electric generation and coal demand trends to date, declining U.S. coal generator stockpiles and higher competing fuel prices should provide the catalyst for improvement in our domestic thermal coal operations during 2014.”

Liquidity

As of March 31, 2014, Arch had a total liquidity position of $1.4 billion, with more than $1.1 billion of that in cash and short-term investments. The company continues to have no borrowings under its revolving credit facility and has no debt maturities until 2018.

Consistent with the company’s strategy to re-align its asset portfolio, Arch divested non-strategic assets in Appalachia during the first quarter of 2014, including its Hazard thermal mining complex in Kentucky and its ADDCAR equipment subsidiary. Total consideration for these divestitures was $46 million. As a result of these sales, Arch recorded a pre-tax gain of $13.8 million in the first quarter of 2014, which is included in other net operating income. Offsetting this gain in that line, Arch recorded a charge of $12.5 million for the three months ended March 31, 2014, associated with minimum port and rail commitments for export tonnage.

Core Values

Arch subsidiaries earned 12 safety and environmental awards in the three months ended March 31, 2014. Most notably, Arch’s Leer mine attained the 2013 Greenlands Award, West Virginia’s top environmental honor in the U.S. coal industry. This honor marks the tenth time that an Arch subsidiary has earned this prestigious award since 2001. In addition, the Coal-Mac operation completed 2 million employee hours without a lost-time safety incident in March 2014. Furthermore, five of Arch’s operations and facilities attained a Perfect Zero — a dual goal of operating without a reportable safety incident or environmental violation — for the three months ended March 31, 2014.

“We commend our employees for achieving such safety and environmental accomplishments, and for their ongoing commitment to living our core values,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “We are constantly striving for improvement at all of our operations, with an ultimate goal of a Perfect Zero across our entire operating platform each and every quarter.”

Operational Results

“During the first quarter of 2014, our Appalachian region, anchored by the Leer mine, delivered its strongest cost performance since 2011, prompting a reduction in our 2014 expected cost per ton for that region,” said Lang. “In addition, increased domestic thermal demand has resulted in an improving outlook for the West Elk mine in Colorado, prompting us to reduce our 2014 cost per ton for that region. In the Powder River Basin, we remain focused on achieving further improvement during 2014 as rail congestion eases and customer demand climbs.”

	Arch Coal, Inc.
	1Q14	4Q13	1Q13

Tons sold (in millions)	31.4	32.3	31.9
Average sales price per ton	$20.09	$19.91	$20.45
Cash cost per ton	$18.39	$18.10	$17.42
Cash margin per ton	$1.70	$1.81	$3.03
Total operating cost per ton	$21.70	$21.10	$20.82
Operating margin per ton	$(1.61)	$(1.19)	$(0.37)

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.
Operating results exclude former Canyon Fuel subsidiary.
Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.
Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

Compared with the fourth quarter of 2013, consolidated cash margin per ton declined in the first quarter of 2014, partly due to lower earned margins in the company’s Bituminous Thermal segment. Consolidated sales price per ton increased slightly over the same time period, but was offset by a 2 percent increase in consolidated cash cost per ton.

	Powder River Basin
	1Q14	4Q13	1Q13

Tons sold (in millions)	25.7	26.4	26.6
Average sales price per ton	$12.73	$12.28	$12.68
Cash cost per ton	$11.45	$11.37	$10.65
Cash margin per ton	$1.28	$0.91	$2.03
Total operating cost per ton	$12.98	$12.90	$12.24
Operating margin per ton	$(0.25)	$(0.62)	$0.44

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.
Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Powder River Basin, first quarter 2014 cash margin increased more than 40 percent to $1.28 per ton versus the fourth quarter of 2013. The improvement was driven by a 4 percent increase in average sales price per ton, reflecting higher pricing on contracted and market-based tons. Cash cost per ton increased slightly versus the prior-quarter period, due to the impact of lower shipment levels resulting from continued rail service issues.

	Appalachia
	1Q14	4Q13	1Q13

Tons sold (in millions)	3.6	3.5	3.4
Average sales price per ton	$67.70	$69.54	$74.76
Cash cost per ton	$65.48	$67.41	$67.16
Cash margin per ton	$2.22	$2.13	$7.60
Total operating cost per ton	$80.80	$80.36	$83.50
Operating margin per ton	$(13.10)	$(10.82)	$(8.74)

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.
Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In Appalachia, Arch earned a cash margin of $2.22 per ton in the first quarter of 2014, representing a 4 percent increase compared with the fourth quarter of 2013. Average sales price per ton decreased in the first quarter of 2014 versus the prior-quarter period, driven by lower pricing on metallurgical tons. Offsetting this decline, cash cost decreased by $1.93 per ton over the same time period, due to the addition of the Leer longwall and improving geological conditions at Mountain Laurel.

	Bituminous Thermal
	1Q14	4Q13	1Q13

Tons sold (in millions)	2.1	2.4	1.9
Average sales price per ton	$28.64	$32.17	$32.39
Cash cost per ton	$22.64	$20.65	$23.50
Cash margin per ton	$6.00	$11.52	$8.89
Total operating cost per ton	$27.17	$25.51	$29.15
Operating margin per ton	$1.47	$6.66	$3.24

Operating results exclude former Canyon Fuel subsidiary.
Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”.
Operating cost per ton is the sum of cash costs and depreciation, depletion and amortization expense divided by tons sold.

In the Bituminous Thermal segment, Arch earned a cash margin of $6.00 per ton in the first quarter of 2014 compared with $11.52 per ton in the fourth quarter of 2013. Average sales price per ton declined over the same time period, driven by customer contract roll-offs and lower pricing on export tons. First quarter 2014 cash cost per ton increased versus the fourth quarter of 2013, due to the expected impact of lower volume levels at the West Elk mine.

Market Trends

“We are seeing a strengthening domestic thermal market in 2014, supported by improved power demand, depleting customer coal stockpiles, higher natural gas prices and low natural gas storage levels that will need to be rebuilt,” said Eaves.

U.S. power generation hit record levels during the first two months of 2014, and Arch expects U.S. coal consumption for power generation to increase more than 25 million tons in 2014 versus 2013 levels. Even with modest supply increases, Arch expects strong reductions in utility coal stockpiles throughout the year, due to solid demand and continued higher prices for competing fuels. Based on internal estimates, U.S. utility coal stockpiles could be below 110 million tons by the end of the summer burn season, or nearly 30 percent below the 10-year average.

While the domestic thermal market is trending upward, the seaborne market remains challenged, as oversupply has pressured global prices for metallurgical and thermal coals. However, Arch believes the long-term outlook for the seaborne coal trade remains positive and the opportunities for U.S. coal significant. Global coal trade is projected to exceed 1.5 billion metric tonnes by 2020, with approximately 100 gigawatts of new coal-fueled power projected to come online in 2014 alone. That new coal-fueled power could result in more than 300 million metric tonnes of incremental annual coal demand this year.

Arch currently expects the global metallurgical coal market to remain soft in 2014, even as global steel production is projected to grow. However, recent and ongoing closures of some high-cost capacity and an improving demand outlook should lead to a more balanced market over time.

Company Outlook

Arch now expects thermal sales volumes for 2014 to be in the range of 124 million to 132 million tons. The company has lowered its metallurgical coal sales guidance, and now expects to ship between 6.3 million and 7.3 million tons for 2014. In addition, Arch has reduced its annual cash cost-per-ton guidance range for both its Appalachian and Bituminous Thermal segments, while maintaining its cost outlook for the Powder River Basin. The company has modestly reduced its capital spending levels to a range of $180 million to $190 million for full year 2014.

“Going forward, we will continue to focus on managing costs and capital across the organization and look for opportunities to offset the impact of external market challenges,” said Eaves. “With strong liquidity, low-cost assets, superior reserves and access to growing global coal markets, Arch is strategically positioned to capitalize as coal markets recover.”

	2014						2015
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions tons)
Thermal	124.0	-	132.0
Met	6.3	-	7.3
Total	130.3	-	139.3

Powder River Basin
Committed, Priced			102.0			$13.08	57.8	$13.76
Committed, Unpriced			5.8				8.6
Total Committed			107.8				66.4
Average Cash Cost				$10.70	-	$11.00

Appalachia
Committed, Priced Thermal			6.0			$56.88	2.6	$55.34
Committed, Unpriced Thermal			0.2				—
Committed, Priced Metallurgical			5.0			$83.50	1.6	$85.68
Committed, Unpriced Metallurgical			0.5				0.2
Total Committed			11.7				4.4
Average Cash Cost				$63.00	-	$66.00

Bituminous Thermal
Committed, Priced			6.2			$31.90	2.5	$38.95
Committed, Unpriced			0.2				—
Total Committed			6.4				2.5
Average Cash Cost				$23.00	-	$26.00

Corporate (in $ millions)
D,D&A				$420	-	$450
S,G&A				$122	-	$128
Interest Expense				$382	-	$392
Capital Expenditures				$180	-	$190

A conference call regarding Arch Coal’s first quarter 2014 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)

Revenues	$735,971	$737,370

Costs, expenses and other operating
Cost of sales	686,314	649,743
Depreciation, depletion and amortization	104,423	110,193
Amortization of acquired sales contracts, net	(3,696)	(2,810)
Change in fair value of coal derivatives and coal trading activities, net	914	1,308
Selling, general and administrative expenses	29,136	33,209
Other operating income, net	(7,998)	(2,842)
	809,093	788,801

Loss from operations	(73,122)	(51,431)

Interest expense, net
Interest expense	(96,471)	(95,074)
Interest and investment income	1,843	2,836
	(94,628)	(92,238)

Loss from continuing operations before income taxes	(167,750)	(143,669)
Benefit from income taxes	(43,611)	(59,353)

Loss from continuing operations	(124,139)	(84,316)
Income from discontinued operations, net of tax	—	14,267
Net loss	$(124,139)	$(70,049)

Loss from continuing operations
Basic and diluted loss per common share	$(0.59)	$(0.40)

Net loss
Basic and diluted loss per common share	$(0.59)	$(0.33)

Basic and diluted weighted average shares outstanding	212,171	212,062

Dividends declared per common share	$0.01	$0.03

Adjusted EBITDA (A)	$27,605	$83,629
Adjusted diluted loss per common share (A)	$(0.60)	$(0.34)

(A) Adjusted EBITDA and Adjusted diluted loss per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$865,761	$911,099
Short term investments	248,572	248,414
Trade accounts receivable	230,002	198,020
Other receivables	44,810	31,553
Inventories	224,806	264,161
Prepaid royalties	6,896	8,083
Deferred income taxes	48,869	49,144
Coal derivative assets	12,316	14,851
Other current assets	55,296	56,746
Total current assets	1,737,328	1,782,071

Property, plant and equipment, net	6,616,144	6,734,286

Other assets
Prepaid royalties	87,552	87,577
Equity investments	223,235	221,456
Other noncurrent assets	158,925	164,803
Total other assets	469,712	473,836
Total assets	$8,823,184	$8,990,193

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$160,361	$176,142
Accrued expenses and other current liabilities	328,561	278,587
Current maturities of debt	29,950	33,493
Total current liabilities	518,872	488,222
Long-term debt	5,112,995	5,118,002
Asset retirement obligations	390,408	402,713
Accrued pension benefits	10,484	7,111
Accrued postretirement benefits other than pension	37,995	39,255
Accrued workers’ compensation	75,817	78,062
Deferred income taxes	368,057	413,546
Other noncurrent liabilities	181,866	190,033
Total liabilities	6,696,494	6,736,944

Stockholders’ equity
Common stock	2,141	2,141
Paid-in capital	3,040,946	3,038,613
Treasury stock, at cost	(53,848)	(53,848)
Accumulated deficit	(897,611)	(771,349)
Accumulated other comprehensive income	35,062	37,692
Total stockholders’ equity	2,126,690	2,253,249
Total liabilities and stockholders’ equity	$8,823,184	$8,990,193

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Operating activities
Net loss	$(124,139)	$(70,049)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	104,423	118,868
Amortization of acquired sales contracts, net	(3,696)	(2,810)
Amortization relating to financing activities	3,236	6,167
Prepaid royalties expensed	1,803	3,537
Employee stock-based compensation expense	2,333	2,713
Gains on disposals and divestitures, net	(15,129)	(595)
Changes in:
Receivables	(27,245)	(12,340)
Inventories	7,441	(2,816)
Accounts payable, accrued expenses and other current liabilities	43,989	38,249
Income taxes, net	(115)	458
Deferred income taxes	(43,698)	(54,993)
Other	10,522	16,902
Cash provided by (used in) operating activities	(40,275)	43,291

Investing activities
Capital expenditures	(14,454)	(54,522)
Additions to prepaid royalties	(591)	(9,142)
Proceeds from disposals and divestitures	28,195	714
Purchases of short term investments	(119,176)	(26,787)
Proceeds from sales of short term investments	117,681	11,534
Investments in and advances to affiliates	(3,242)	(4,298)
Change in restricted cash	—	1,163
Cash provided by (used in) investing activities	8,413	(81,338)

Financing activities
Payments on term loan	(4,875)	(4,125)
Net payments on other debt	(4,521)	(5,964)
Debt financing costs	(1,957)	—
Dividends paid	(2,123)	(6,367)
Cash used in financing activities	(13,476)	(16,456)

Decrease in cash and cash equivalents	(45,338)	(54,503)
Cash and cash equivalents, beginning of period	911,099	784,622

Cash and cash equivalents, end of period	$865,761	$730,119

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)

Term loan due 2018 ($1.92 billion and $1.93 billion face value, respectively)	$1,902,731	$1,906,975
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes due 2019 ($375.0 million face value)	362,573	362,358
8.00% senior secured notes due 2019 at par	350,000	350,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	27,641	32,162
	5,142,945	5,151,495
Less: current maturities of debt	29,950	33,493
Long-term debt	$5,112,995	$5,118,002

Calculation of net debt
Total debt	$5,142,945	$5,151,495
Less liquid assets
Cash and cash equivalents	865,761	911,099
Short term investments	248,572	248,414
	1,114,333	1,159,513
Net debt	$4,028,612	$3,991,982

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to the respective figures under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net loss, loss from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended March 31,
	2014	2013
	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Net loss	$(124,139)	$(84,316)	$14,267	$(70,049)
Income tax benefit	(43,611)	(59,353)	4,722	(54,631)
Interest expense, net	94,628	92,238	13	92,251
Depreciation, depletion and amortization	104,423	110,193	8,675	118,868
Amortization of acquired sales contracts, net	(3,696)	(2,810)	—	(2,810)

Adjusted EBITDA	$27,605	$55,952	$27,677	$83,629

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted loss and adjusted diluted loss per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Net loss	$(124,139)	$(70,049)

Amortization of acquired sales contracts, net	(3,696)	(2,810)
Tax impact of adjustments	1,331	1,012

Adjusted net loss attributable to Arch Coal	$(126,504)	$(71,847)

Diluted weighted average shares outstanding	212,171	212,062

Diluted loss per share attributable to Arch Coal	$(0.59)	$(0.33)

Amortization of acquired sales contracts, net	(0.02)	(0.01)
Tax impact of adjustments	0.01	—
Adjusted diluted loss per share	$(0.60)	$(0.34)

Cash costs per ton

Cash costs per ton exclude the costs of depreciation, depletion and amortization and pass-through transportation costs, and may be adjusted for other items that, due to accounting rules, are classified in “other income/expense” on the statement of operations, but relate directly to the costs incurred to produce coal. Cash costs per ton are not measures of financial performance in accordance with generally accepted accounting principles.  We believe cash costs per ton better reflect our controllable costs and our operating results by including all cash costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, cash costs per ton should not be considered in isolation, nor as an alternative to cost of sales per ton under generally accepted accounting principles.

The following reconciles cost of sales on our condensed consolidated statement of operations to cash cost per ton.

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Cost of sales on condensed consolidated statement of operations	$686,314	$649,743
Transportation costs billed to customers	(106,959)	(92,816)
Settlements of heating oil derivatives used to manage diesel fuel purchase price risk	1,879	4,662
Other (other operating segments, operating overhead, land management, etc.)	(4,689)	(5,347)

Total cash costs	$576,545	$556,242
Total tons sold	31,357	31,925
Total cash cost per ton	$18.39	$17.42